Exhibit 99.2

IAA COMPLETES SEPARATION FROM KAR AUCTION SERVICES

•   SHARES TO BEGIN TRADING “REGULAR WAY” ON NYSE TODAY UNDER SYMBOL “IAA”

WESTCHESTER, Il., June 28, 2019 – IAA, Inc. (NYSE: IAA) (“IAA”) today announced the successful completion of its separation from KAR Auction Services, Inc. (NYSE: KAR) (“KAR”). IAA’s common stock will begin trading “regular-way” today on the New York Stock Exchange under the symbol “IAA.”

“We are excited for IAA to enter the public markets as a strong, independent company.  As a standalone publicly traded company, IAA will continue to be a leader in the salvage auction industry, benefitting from an enhanced strategic focus and a streamlined operating structure,” said John Kett, President and Chief Executive Officer of IAA. “We plan to maximize long-term value for our stockholders and customers by building on our core strengths and executing against our defined growth strategy.

About IAA

IAA, Inc. (NYSE: IAA) is a leading global marketplace connecting vehicle buyers and sellers. Leveraging leading-edge technology and focusing on innovation, IAA’s unique multi-channel platform processes more than 2.5 million vehicles annually.  Headquartered near Chicago, IL, IAA has 3,600 talented employees and over 190 facilities throughout the US, Canada and the United Kingdom.  IAA provides a broad range of services to insurers, fleet and rental companies, rebuilders, charity organizations and financing companies that reduce the cycle time of selling a vehicle with a focus on delivering the highest economic returns. Buyers have access to the industry’s most-innovative vehicle evaluation and bidding tools, enhancing the overall purchasing experience. For more information visit www.iaai.com.

Uncertainties Affecting Forward-Looking Statements

Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements.   Such forward-looking statements include the statements regarding IAA’s future financial and operating performance, benefits and synergies of the separation, strategic and competitive advantages, future opportunities and any other statements regarding events or developments that IAA believes or anticipates will or may occur in the future. We disclaim any obligation or undertaking to update any forward-looking statements. For further discussion of such risks and uncertainties, see “Information Statement Summary,” “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in the information statement filed as an exhibit to IAA’s Registration Statement on Form 10, as amended.